Exhibit 99.1

First Quarter Report

March 31, 2011

June 7, 2011

Dear Shareholder:

We are living in a different time. For many years North Carolina has been a banking leader in the Southeast. In this, what is now being called The Great Recession, our state has been one of the hardest hit, in particular, the Charlotte region. Almost half of the banking organizations in the state have been losing money for the last three years.

Uwharrie Capital Corp maintains an enviable position in that we remain profitable and continue to experience growth in our balance sheet. Assets were $528 million for the period ending March 31, 2011, an increase of 8.6% from the same period last year. Net loans held increased to $369.4 million from $357.1 million, up 3.4% and deposits increased to $430.4 million from $380.3 million, up 13.2%.

Net income for the period ending March 31, 2011 was $209 thousand compared to $539 thousand for the same period of 2010. For each of the three months ended March 31, 2011 and March 31, 2010, net income available to shareholders was $48 thousand and $378 thousand, respectively. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. There are a number of factors that impact bank earnings and our operating results during the first quarter. As we continue to identify and head off any potential troubled credits, we expensed $1.4 million for loan loss provision during the first quarter of 2011, compared to $213 thousand during the first quarter of 2010. Additionally, we had an increase in expenses in our personnel costs related to the interpretation and implementation of the new regulations that were heaped on us in the last year.

While net interest income remained relatively flat, non-interest income increased notably during the first quarter. This is a result of gains realized in the investment portfolio and an increase in income from the efforts of our Wealth Management area and Mortgage Banking.

Asset quality continues to be a major concern for all financial institutions and we are gaining good ground. Our diligent focus on working out under-performing loans over the last several quarters generated positive results in the first quarter of 2011. Our capital level continues to exceed regulatory definitions of “well-capitalized.”

There are a number of reports showing up in the media these days about the future of community banks. There is talk of further consolidation in the industry, speculating that the approximately 7,000 community banks in the United States will be reduced by half in the coming years as community bankers become increasingly overwhelmed by regulation, technology, lack of scale and complexity. They say that bankers, especially community bankers, are exhausted, disheartened and their companies lack the talent required to succeed. That is not the case at Uwharrie Capital Corp. We have developed the people, the technology and the other resources to remain competitive in this new environment. Our Mission remains our strength. With the collective efforts of our people, customers, shareholders and the communities we serve our future and our returns are promising. Together, we continue to “make a difference!”

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	March 31, 2011	March 31, 2010
Assets
Cash and due from banks	$36,750	$10,314
Investment securities available for sale	79,548	77,355
Federal funds sold	—	—
Loans held for sale	1,017	1,459
Loans held for investment	378,463	362,538
Less: Allowance for loan losses	9,030	5,401

Net loans held for investment	369,433	357,137

Interest receivable	1,940	2,086
Premises and equipment, net	14,608	13,885
Federal Home Loan Bank stock	3,281	3,221
Bank-owned life insurance	6,026	5,762
Goodwill	987	987
Other real estate owned	2,103	3,894
Prepaid assets	1,933	2,606
Other assets	10,581	7,629

Total assets	$528,207	$486,335

Liabilities
Deposits:
Demand, noninterest-bearing	$58,220	$46,238
Interest checking and money market accounts	178,371	139,089
Savings accounts	39,560	33,354
Time deposits, $100,000 and over	59,993	67,995
Other time deposits	94,230	93,604

Total deposits	430,374	380,280

Interest payable	330	411
Short-term borrowed funds	26,570	22,822
Long-term debt	25,118	35,641
Other liabilities	2,884	2,570

Total liabilities	485,276	441,724

Shareholders’ Equity
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(275)	(375)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,593,929 shares, respectively.

Book value per share $4.31 in 2011 and $4.54 in 2010	9,492	9,492
Additional paid-in capital	14,035	14,031
Unearned ESOP compensation	(672)	(648)
Undivided profits	10,172	10,434
Accumulated other comprehensive income (loss)	(321)	1,177

Total shareholders’ equity	42,931	44,611

Total liabilities and shareholders’ equity	$528,207	$486,335

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended March 31,
(Amounts in thousands except share and per share data)	2011	2010
Interest Income
Interest and fees on loans	$5,342	$5,302
Interest on investment securities	597	744
Other interest income	7	8

Total interest income	5,946	6,054

Interest Expense
Interest paid on deposits	899	1,084
Interest on borrowed funds	379	408

Total interest expense	1,278	1,492

Net Interest Income	4,668	4,562
Provision for loan losses	1,369	213

Net interest income after provision for loan losses	3,299	4,349

Noninterest Income
Service charges on deposit accounts	444	566
Other service fees and commissions	857	661
Gain (loss) on sale of securities	576	(98)
Income from mortgage loan sales	383	346
Other income	117	128

Total noninterest income	2,377	1,603

Noninterest Expense
Salaries and employee benefits	3,045	2,828
Occupancy expense	301	266
Equipment expense	206	182
Data processing	209	202
Other operating expenses	1,678	1,694

Total noninterest expense	5,439	5,172

Income before income taxes	237	780
Provision for income taxes	28	241

Net Income	$209	$539

Net Income	$209	$539
Dividends—preferred stock	(161)	(161)

Net income available to common shareholders	$48	$378

Net Income Per Common Share
Basic	$0.01	$0.05
Assuming dilution	$0.01	$0.05
Weighted Average Common Shares Outstanding
Basic	7,478,231	7,484,586
Assuming dilution	7,478,231	7,484,586